UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

March 4, 2016

SUPERIOR DRILLING PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Utah (State of Incorporation) 1583 South 1700 East Vernal, Utah (Address of principal executive offices)	46-4341605 (I.R.S. Employer Identification No.) 84078 (Zip code)

Commission File Number: 001-36453

Registrant’s telephone number, including area code: (435) 789-0594

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective March 8, 2016, Superior Drilling Products, Inc. (the “Company”) announced the completion of a $3 million credit facility, pursuant to a Loan and Security Agreement among the Company and certain of its subsidiaries, as the borrowers, and Federal National Commercial Credit, as lender (the “Lender”). The credit facility is comprised of a two year $2.5 million accounts receivable revolving promissory note and a $500,000 term promissory note.

The accounts receivable revolving promissory note has availability of up to 85% of eligible accounts receivable of the borrowers. This note has a variable interest rate of prime plus 1% plus a monthly service fee of 0.48% of the current outstanding balance on the note.

The term loan is for a period of 60 months with monthly payment of $8,333, which includes principal and interest, with a balloon payment at the end of the term. This note carries an interest rate of prime plus 5% plus a monthly service fee of 0.30% of the outstanding balance.

The borrowers are subject to three financial covenants: (i) maintaining a fixed charge coverage ratio of not less than: (a) 0.20x tested monthly on April 30, 2016 and May 31, 2016; (b) 0.65x tested monthly from June 30, 2016 through August 31, 2016; (c) 0.80x tested at September 30, 2016; then (d) 1.00x tested monthly from October 31, 2016 and each month thereafter, and (ii) maintaining a debt-to-tangible net worth ratio of not greater than: (a) 4.35x tested monthly from April 30, 2016 through August 31, 2016; then (b) 4.25x tested monthly from September 30, 2016 and each month thereafter; and (iii) maintaining a liquid ratio of at least: (a) 0.325x tested monthly from April 30, 2016 through September 30, 2016; then (b) 0.40x tested monthly from October 30, 2016 and each month thereafter. The borrowers are also subject to other customary covenants and events of default.

The obligations are secured by a first lien security interest in all of the personal property of the Borrowers.

In addition, the Company entered into a subordination agreement with the Lender and Meier Management Company, LLC (“MMC”), whereby MMC agreed to subordinate the payment of the obligations owed to it under the founders note issued on or about May 29, 2014 to the payment of the obligations owed by the Company under the credit facility.

The foregoing descriptions are qualified in their entirety by reference to the full text of the Loan and Security Agreement, the notes and the subordination agreement which are filed with this Current Report on Form 8-K as Exhibits 10.1, 10.2, 10.3 and 10.4.

On March 8, 2016, the Company issued a press release announcing the credit facility. A copy of the press release is filed herewith as Exhibit 99.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective upon the approval of the Compensation Committee of the Board of Directors (the “Committee”) of the Company on March 4, 2016, the Company adopted a salary for stock options program, whereby certain employees, including Troy Meier, the Company’s Chief Executive Officer, Annette Meier, the Company’s Chief Operating Officer, and Chris Cashion, the Company’s Chief Financial Officer, elected to reduce their base salary for a period of time, and in exchange for such election, they will receive non-qualified stock options exercisable for a number of shares of the common stock of the Company. The exchange relates to the payroll amount to be received by such employees on March 4, March 18 and April 1, 2016. In addition, the independent directors of the Company have agreed to accept a portion of their March 31 quarterly cash payment for their service on the Board in the form of non-qualified stock option exercisable for a number of shares of the common stock of the Company in the same form as the employees as described above.

The number of shares underlying the stock option will be determined by dividing the amount of the salary reduction (or in the case of the directors, cash fee reduction) by the fair value of the stock options as determined using the Black-Scholes valuation method typically utilized by the Company. The exercise price of the stock options will be determined based on the fair market value of the common stock on the date of the payroll payment as specified above. The stock options will be fully vested on the date of grant and the term of the stock options is ten years from the award date.

In addition, an updated form of award agreement will be utilized in connection with the grant of awards of these stock options under the Company’s Amended and Restated 2005 Incentive Plan, as amended, to reflect that the award is fully vested upon grant. Such form of award agreement is filed herewith as Exhibit 10.5.

On March 8, 2016, the Company issued a press release announcing the salary for options program. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Loan and Security Agreement among Superior Drilling Products, Inc., Superior Drilling Solutions, LLC, Hard Rock, LLC and Extreme Technologies, LLC as co-Borrowers and Federal National Commercial Credit as Lender dated March 8, 2016.*
10.2	Promissory Note dated March 8, 2016 issued in favor of Federal National Commercial Credit as Lender.*
10.3	Term Promissory Noted dated March 8, 2016 issued in favor of Federal National Commercial Credit as Lender.*
10.4	Subordination Agreement among Superior Drilling Products, Inc., Meier Management Company, LLC and Federal National Commercial Credit dated March 8, 2016.*
10.5	Form of Fully Vested Non-Statutory Stock Option Agreement.*
99.1	Press release dated March 8, 2016 relating to credit facility and salary for options program.*

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2016

SUPERIOR DRILLING PRODUCTS, INC.

/s/ Christopher D. Cashion
Christopher D. Cashion
Chief Financial Officer